Exhibit 99
                                To SEC Form 3 of
                               Chinmay Chatterjee

1.    Name and Address of Reporting Person:

      Chinmay Chatterjee
      310 Authority Drive
      Fitchburg, MA 01420

2.    Date of Event Requiring Statement:

      11/27/04

3.    Issuer Name and Trading Symbol:

      Integrated Pharmaceuticals, Inc. -- INTP

Notes

The Inventive Stock options are and/or shall become exercisable as follows:

1. Option expiring on 3/18/2009: The option shall become exercisable with respect to 7,500 shares per month on the first day of each month starting with April 19, 2004 and ending on June 19, 2006, and with respect to Five Thousand (5,000) shares on July 19, 2006.

2. Option expiring on 12/15/2007: The option shall become exercisable in five equal installments on December 16 of each year from 2003 - 2006 and on September 16, 2007.

3. Option expiring on 3/18/2014: The option shall become exercisable with respect to 7,500 shares per month on the first day of each month starting with April 19, 2004 and ending on May 19, 2006, and with respect to Five Thousand Five Hundred (5,500) shares on June 19, 2006.

4. Option expiring on 12/15/2007: The option shall become exercisable in five equal installments on December 16 of each year from 2003 - 2006 and on September 16, 2007.

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